RESTRICTED STOCK AGREEMENT (EMPLOYEE)

This Restricted Stock Agreement (“Agreement”) has been entered into as of the        day of      , 200      , between Integra Bank Corporation, an Indiana corporation (the “Company”), and      (“Participant”), an employee of the Company or one of the Company’s subsidiaries pursuant to the Company’s 2007 Equity Incentive Plan (the “Plan”).

WHEREAS, the Committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”) has granted to Participant a restricted stock award pursuant to the terms and conditions as provided in the Plan and this Agreement; and

WHEREAS, the parties desire to set forth the terms and conditions of the award.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1. Grant of Award. Subject to the terms and conditions set forth in the Plan and this Agreement, the Committee hereby grants to Participant an award of        restricted shares (the “Restricted Shares”) of the Company’s common stock (the “Common Stock”). The date of this grant (the “Restricted Share Award Date”) is              , 200      . This award is also expressly subject to and conditioned upon Participant’s compliance with the accompanying letter agreement.

2. Representations of Participant. Participant hereby (a) accepts the award of Restricted Shares described in paragraph 1, (b) agrees that the Restricted Shares will be held by him or her and his or her successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms and conditions contained in this Agreement and the Plan, (c) represents that he or she is acquiring the Restricted Shares for investment and not with a view to or for resale or distribution thereof; (d) understands that the transfer or resale of the Restricted Shares may be subject to restriction under the Securities Act of 1933, as amended, or any applicable state securities laws; and (e) agrees that any certificates issued for the Restricted Shares may bear the following legend or such other legend as the Company, from time to time, deems appropriate:

“The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) contained in the Integra Bank Corporation 2007 Equity Incentive Plan, and an Award Agreement entered into between the registered owner and Integra Bank Corporation. Copies of the Plan and Award Agreement are on file in the office of the Secretary of Integra Bank Corporation.”

3. Vesting. Subject to the terms of the Plan, the number of Restricted Shares held by Participant set forth below shall become fully vested and nonforfeitable if he or she still is, and since the date of this Agreement has continuously been employed by the Company or one of its subsidiaries on the following dates:

Years from the Date of Issue	Number of Shares

One Two Three

4. Restriction Period. Except as otherwise provided in this Agreement or the Plan, Participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Restricted Shares, or any interest therein, until his rights in such Shares have vested in accordance with this Agreement (the “Restriction Period”). Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement or the Plan will be void and of no effect.

5. Voting and Dividends. During the Restriction Period and except as otherwise provided in the Plan, Participant shall have the right to vote the Restricted Shares but shall not have any other rights of a shareholder, including the right to receive any cash dividends paid on the Restricted Shares. Stock dividends and shares issued as a result of any stock-split, if any, issued with respect to the Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Restricted Shares with respect to which such stock dividends or shares are issued.

6. Forfeiture. Except as provided in the Plan or by the Committee, in its sole discretion, upon termination of employment with the Company or one of its subsidiaries Participant shall forfeit all unvested Restricted Shares, and shall not receive any compensation for such forfeited Restricted Shares. Participant shall have no further rights as a shareholder of the Company with respect to the forfeiture, including, without limitation, any right to receive any distribution payable to shareholders of record on or after the date of such forfeiture.

7. Certificates. As soon as practicable after the Restricted Share Award Date, the Company shall issue stock certificates in respect of the Restricted Shares which will be registered in Participant’s name, and shall bear whatever legend the Committee shall determine, including, but not limited to, the legend set forth in paragraph 2. Such certificates shall be held by the Company pending vesting. To the extent the Restricted Shares become vested, the Company shall promptly provide Participant (or in the case of his death, his designated beneficiary) the certificates for the appropriate number of shares of Common Stock.

8. Withholding. In connection with the transfer of shares of Common Stock as a result of the vesting of Restricted Shares, the Company shall have the right to require Participant to pay an amount in cash sufficient to cover any tax, including any Federal, state or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to such transfer (“Withholding Tax”), and to make payment to the appropriate taxing authority of the amount of such Withholding Tax.

9. Tax Election. Participant agrees that he or she will not make the election provided for in Section 83(b) of the Code (as defined in the Plan) with respect to the Restricted Shares.

10. Qualification of Rights. Neither this Agreement nor the existence of the award shall be construed as giving Participant any right to be retained as an employee of the Company or any of its Affiliates.

11. Plan Controlling. The terms and conditions set forth in the Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon Participant and his or her legal representatives.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

13. Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Evansville, Indiana, and if to Participant or his or her successor, to the address last furnished by Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or Participant.

14. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the day first written above.

INTEGRA BANK CORPORATION

By:
Michael J. Alley, Chairman of the Board
and Chief Executive Officer

[Signature of Participant]

[Form of Letter Agreement]

Dear

From time to time, the Compensation Committee of the Board of Directors of Integra Bank Corporation grants awards to certain key employees of Integra Bank Corporation and its subsidiaries or affiliates (collectively, the “Company”) as a means of rewarding their special efforts. It is a pleasure to inform you that you (the “Employee”) have been granted an award in accordance with the Company’s 2007 Equity Incentive Plan (the “Plan”). The details of the award are contained in the accompanying award agreement. The award under the Plan is conditioned on the Employee executing and returning a copy of this letter (the “Agreement”) to Gretchen Dunn within thirty days of the date of this Agreement.

1. Employment. Pursuant to the terms and conditions of this Agreement, the Company agrees to employ or to continue to employ Employee and Employee agrees to be employed or to continue to be employed by the Company. The Company and Employee acknowledge and agree that Employee’s employment is on an at-will basis, and, accordingly, either the Company or Employee may terminate the employment relationship at any time for any reason, or no reason whatsoever, with or without cause, and without advance notice.

2. Company Property. Employee acknowledges and agrees that all tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Employee receives or makes in the course of his/her employment with the Company are and shall remain the property of the Company, and Employee shall immediately return such property to the Company upon the Company’s request or upon termination of Employee’s employment with the Company

3. Non-Disclosure of Confidential Information. As used in this Agreement, the term “Confidential Information” means any and all of the Company’s trade secrets, confidential and proprietary information and all other non-public information and data about the Company and its business, including, without limitation, lists of customers, information pertaining to customers, marketing plans and strategies, pricing information, cost information, research and development information, business plans, financial information, personnel information and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including work product created by Employee in rendering services for the Company. During Employee’s employment with the Company and thereafter, Employee will not use or disclose to others any of the Confidential Information, except as authorized in writing by the Company or in the normal performance of work assigned to Employee by the Company. Employee agrees that the Company owns the Confidential Information and Employee has no rights, title or interest in any of the Confidential Information. Employee will abide by the Company’s policies protecting the Confidential Information. At the Company’s request or upon termination of Employee’s employment with the Company, Employee will immediately deliver to the Company any and all materials (including copies and electronically stored data) containing any Confidential Information in Employee’s possession, custody or control. Employee’s confidentiality obligations shall continue as long as the Confidential Information remains confidential, and shall not apply to information that becomes generally known to the public through no fault or action of Employee.

4. Restrictive Covenants.

a. During Employee’s employment with the Company and for a period of twelve (12) months immediately after the termination of such employment, Employee will not provide, sell, market or attempt to provide, sell or market (i) any loans, credit facilities or lending services that are intended to refinance or otherwise replace, in whole or in part, any loans, credit facilities or lending services provided by the Company to any of the Company’s customers or (ii) any loans, credit facilities or lending services to any of the Company’s customers if the Company is engaged or has been engaged in negotiations or discussions (including, but not limited to, any negotiations or discussions that have resulted in the submission of a term sheet, commitment letter, loan proposal, loan application or similar documentation) with such customer for the provision of any similar loans, credit facilities or lending services at any time during the twelve (12) months immediately preceding the termination of Employee’s employment with the Company or (iii) any depositary accounts or cash management services that replace or transfer, in whole or in part, similar accounts or services provided by the Company at any time during the twelve (12) months immediately preceding termination.

b. During Employee’s employment with the Company and for a period of twelve (12) months immediately after the termination of such employment, Employee will not solicit, recruit, hire, employ or attempt to hire or employ, or assist anyone in the recruitment or hiring of, any person who is an employee of the Company, or otherwise urge, induce or seek to induce any person to terminate his/her employment with the Company.

5. Governing Law; Choice of Forum. The Company and Employee acknowledge and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law rules to the contrary. The Company and Employee further acknowledge and agree that this Agreement is intended, among other things, to supplement the provisions of the Uniform Trade Secrets Act, as amended from time to time, and the duties Employee owes to the Company under the common law, including, but not limited to, the duty of loyalty. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Vanderburgh County, Indiana, or the United States District Court for the Southern District of Indiana, Evansville Division; further, the parties hereby submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

6. Remedies. Employee recognizes that a breach or threatened breach by Employee of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury, and, accordingly, agrees that the Company shall be entitled to obtain injunctive relief without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including without limitation the recovery of monetary damages from Employee. In addition, the Company shall be entitled to recover from Employee all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to this Agreement in which the Company prevails.

7. Survival of Obligations. Employee acknowledges and agrees that certain of Employee’s obligations under this Agreement, including, without limitation, Employee’s non-disclosure and restrictive covenant obligations, shall survive the termination of Employee’s employment with the Company. Employee further acknowledges and agrees that Employee’s non-disclosure and restrictive covenants set forth in Sections 3 and 4 shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Employee’s obligations under Sections 3 and 4 or to preclude the Company from obtaining injunctive relief for Employee’s violation or threatened violation of such covenants.

Sincerely,

Michael J. Alley

Chairman of the Board and

Chief Executive Officer

AGREED TO:

Signature

Printed

Dated:              , 200